                            SECURITIES AND EXCHANGE COMMISSION

                                     WASHINGTON, D.C.

                                         FORM S-1

                              INITIAL REGISTRATION STATEMENT

                             IDS MARKET STRATEGY CERTIFICATE

                                          UNDER

                                THE SECURITIES ACT OF 1933

                                 IDS CERTIFICATE COMPANY

--------------------------------------------------------------------------------
                    (Exact name of registrant as specified in charter)

                                         DELAWARE

--------------------------------------------------------------------------------
              (State or other jurisdiction of incorporation or organization)

                                           6725

--------------------------------------------------------------------------------
                 (Primary Standard Industrial Classification Code Number)

                                        41-6009975

--------------------------------------------------------------------------------
                           (I.R.S. Employer Identification No.)

                 IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-3131

--------------------------------------------------------------------------------
 (Address, including  zip  code,   and   telephone   number, including  area
  code, of  registrant's  principal executive offices)

         Bruce A. Kohn, IDS Tower 10, Minneapolis, MN 55440-0010 (612) 671-2221

--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Registrant hereby elects to register an indefinite number of certificates under this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

IDS Market Strategy Certificate
Prospectus
April 29, 1998

Potential for stock market growth with safety of principal.

IDS Market Strategy Certificates are issued by IDS Certificate Company (IDSC). You can purchase this certificate with a single investment of at least $1,000 but not more than $1 million (unless you receive prior authorization from IDSC to invest more). When investing in this certificate, you have your choice of ways to allocate your money: a fixed-interest subaccount in which you can make additional investments at any time or participation terms in which you can make periodic investments. At the time you purchase this certificate, you will set up periodic investments from your fixed-interest subaccount to your participation terms. Your principal is guaranteed by IDSC. You can participate in any increase of the stock market based on the S&P 500 Index while protecting your principal. In addition, you decide whether all or part of your return will be guaranteed by IDSC or whether all of it will be tied to the market. Your certificate matures 20 years from the issue date of the certificate.

As is the case with other investment companies, these securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This certificate is backed by IDSC's investments on deposit rather than guaranteed or insured by the government or someone else. See "Invested and guaranteed by IDSC" and "Regulated by government" under "How your money is used and protected."

IDS Certificate Company is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

This prospectus describes terms and conditions of your IDS Market Strategy Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the IDS Market Strategy Certificate as described in the prospectus, or to bind IDSC by any statement not in it.

IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010

800-437-3133 (toll free) or (612) 671-3800
(Minneapolis/St. Paul area)

TTY numbers:

800-846-4293 (toll free) or (612) 671-1630
(Minneapolis/St. Paul area)

An American Express company

Web site address: http://www.americanexpress.com/advisors

Where to get information about IDSC

IDS Certificate Company is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on IDSC are filed with the Securities and Exchange Commission (SEC) and are available on the SEC Internet web site (http://www.sec.gov). Copies can be obtained from the Public Reference Section of the SEC, 450 5th St., N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Or you can inspect and copy information in person at the SEC's Public Reference Section and at the following regional offices:

Northeast Regional Office
7 World Trade Center

Suite 1300
New York, NY  10048

Midwest Regional Office
500 West Madison St.

Suite 1400
Chicago, IL  60661

Pacific Regional Office
5670 Wilshire Blvd.
11th Floor
Los Angeles, CA  90036

Initial interest and participation rates

IDSC guarantees return of your principal. The interest on your certificate may be fixed or may be linked to stock market performance as measured by the Standard & Poor's 500 Stock Index (S&P 500 Index) as explained under "About the certificate" below.

Here are the interest rates and market participation percentages in effect on the date of this prospectus, April 29, 1998:

Fixed interest:
currently _____%

Participation terms:

Maximum                         Market participation           Minimum
return                          percentage                     interest

------------------------------- ------------------------------ -----------------

10%                             100% (full)                    None
------------------------------- ------------------------------ -----------------

10%                             25% (partial)                  Currently 2.50%
------------------------------- ------------------------------ -----------------

These rates may or may not be in effect when you apply to purchase your certificate. If you choose fixed interest, IDSC guarantees that, when the rate for new purchases takes effect, the rate will be within a specified range of the average rate for 12-month certificates of deposit as published in the most recent BANK RATE MONITOR Top 25 Market AverageTM, North Palm Beach, FL 33408, as explained under "About the certificate." For your first term, if you choose the partial participation option for your certificate, your minimum interest rate will be between 2.00% and 3.00%. Rates for future terms are set at the discretion of IDSC and may differ from the rates shown here. We reserve the right to issue other securities with different provisions.

Contents

Table of contents

About the certificate                                            p
Investment amounts                                               p
Face amount and principal                                        p
Participation term                                               p
Value at maturity                                                p
Receiving cash before end of term                                p
Interest                                                         p
Promotions and pricing flexibility                               p
Historical data on the S&P 500 Index                             p
Calculation of return                                            p
About the S&P 500 Index                                          p
Opportunities at the end of a term                               p

How to invest and withdraw funds                                 p
Buying your certificate                                          p
Two ways to make investments                                     p
Full and partial withdrawals                                     p
Transfers to other accounts                                      p
Two ways to request a withdrawal or transfer                     p
Three ways to receive payment when you withdraw funds            p
Retirement plans: special policies                               p
Transfer of ownership                                            p
For more information                                             p

Taxes on your earnings                                           p
Retirement accounts                                              p
Gifts to minors                                                  p
How to determine the correct TIN                                 p
Foreign investors                                                p
Trusts                                                           p

How your money is used and protected                             p
Invested and guaranteed by IDSC                                  p
Regulated by government                                          p
Backed by our investments                                        p
Investment policies                                              p

How your money is managed                                        p
Relationship between IDSC and American
Express Financial Corporation                                    p
Capital structure and certificates issued                        p
Investment management and services                               p
Distribution                                                     p
About American Express Service Corporation                       p
About American Express Bank International and Coutts             p
Transfer Agent                                                   p
Employment of other American Express affiliates                  p
Directors and officers                                           p
Auditors                                                         p
IDS Certificates                                                 p

Appendix                                                         p

Annual financial information                                     p
Summary of selected financial information                        p
Management's discussion and analysis of financial
  condition and results of operations                            p
Report of independent auditors                                   p

Financial statements                                             p

Notes to financial statements                                    p

About the certificate

Investment amounts

You may purchase the IDS Market Strategy Certificate with a single investment of at least $1,000 but not more than $1 million (unless you receive prior authorization from IDSC to invest more) payable in U.S. currency. You may also make additional lump-sum investments in any amount in the fixed-interest portion of your investment at any time, as long as your total amount paid in is not more than the $1 million (unless you receive prior authorization from IDSC to invest more).

Your certificate is recorded as a certificate account on our books. Within this account, you may allocate your investment among a subaccount that earns fixed interest and other subaccounts that earn interest linked to the S&P 500 Index during a participation term. Your investment always is placed initially in the fixed-interest subaccount.

Consequently, your investment initially earns fixed interest.

After determining the initial amount you wish to invest, you must set up periodic investments from the fixed-interest subaccount to participation terms. When you make your investment, you must give instructions to move money from the fixed-interest subaccount to participation terms monthly, quarterly, or semi annually. Each participation term is 12 months and each has its own grace period. The amount invested in each participation term must be at least $1,000. If your certificate is nearing its 20-year maturity, you will not be able to select a participation term that would carry the certificate past its maturity date. Each account can have a maximum of 12 participation terms at one time. You will be sent a confirmation at the time you purchase your certificate confirming your instructions at the time you submitted your application.

This certificate provides the ability to make a single payment that can be invested in individually staggered stock market participation terms in one certificate that lets you select participation terms like those you might select when staggering several IDS Stock Market Certificates. IDS Stock Market Certificate is another certificate that offers interest linked to the S&P 500 Index, but permits only one participation term at a time. "Staggering" is the strategy of purchasing several smaller certificates over a period of a year instead of one larger certificate, as a method of increasing liquidity and reducing the possibility of unfavorable market timing.

The certificate may be used as an investment for your Individual Retirement Account (IRA). If so used, the amount of your contribution (investment) will be subject to limitations in applicable federal law.

Face amount and principal

The face amount of your certificate is the amount of your initial investment. Your principal consists of the amount you actually have invested in your certificate plus interest credited to your account and compounded less withdrawals, penalties and any compounded interest paid to you in cash. Your principal is guaranteed by IDSC.

Participation term

Each participation term in your certificate is a 12-month period that begins on a Wednesday and ends the Tuesday before the one-year anniversary. Subsequent terms are 12-month periods that begin on the Wednesday following the 14-day grace period at the end of the prior 12-month term. Each account can have a maximum of 12 terms at one time including any term in a grace period. The principal of your certificate that is not invested in participation terms will earn fixed interest.

Value at maturity

Your certificate matures after 20 years and you will receive a distribution for its value. At maturity, the value of your certificate will be the total of your actual investments, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties. Certain other fees may apply.

Receiving cash before end of term

If you need money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds."

Interest

Participation interest: Before the start of a participation term, you must select from two types of interest: 1) full participation, or 2) partial participation together with minimum interest. Interest earned under both of these options has an upper limit which is the maximum annual return explained below. Your selection is established at the time of purchase but can be changed at anytime for participation terms that have not yet started. You may change your participation interest selection at any time prior to any term start date or during a 14 day grace period. The change will be in effect for any future term unless we again receive instructions from you changing your selection.

Full participation interest: With this option you participate 100% in any percentage increase in the S&P 500 Index up to the maximum return. You earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. Thus, your return is linked to stock market performance. The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see "About the S&P 500 Index."

Partial participation and minimum interest: This option allows you to participate in a certain part (market participation rate) of any increase in the S&P 500 Index together with a rate of interest guaranteed by IDSC in advance for each term (minimum interest).

Your return is composed of two parts:

 1.  A percentage of any increase in the S&P 500 Index, and

 2. A rate of interest guaranteed by IDSC in advance for each term.

Together, they cannot exceed the maximum return.

If you choose the partial participation option for your first term, the minimum interest paid on your certificate will be between 2.00% and 3.00%.

The market  participation rate and the minimum interest rate on the date of this
prospectus  are  listed  on  the  inside  cover  under  "Initial   interest  and
participation rates."

Fixed interest: The fixed-interest subaccount allows you to earn interest on your principal that is not invested in participation terms, including your entire investment before the start of your first participation term, and amounts in the 14 day grace period in between participation term end dates and start dates. Your fixed interest accrues daily and is credited and compounded monthly. Your fixed interest rates are reset quarterly, based on the original date of your certificate.

Amounts in the fixed-interest subaccount, including compounded fixed interest, can be withdrawn at any time without a withdrawal penalty. If these amounts are not withdrawn, they will become part of a participation term according to the instructions you've established with the company, unless you change your instructions which can be changed at any time. Values in participation terms can not be withdrawn without withdrawal penalties.

When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase showing the initial rate that your investment will earn as well as confirmation of your instructions for moving your money to your participation terms. Instructions for moving your money are given at the time you purchase your certificate. You choose the day of the month for the movement of your money, as well as the amount, starting month, and full or partial participation. Your term resulting from those instructions will begin on the Wednesday following that date. If that date is a Wednesday, the term will begin on the following Wednesday.

IDSC guarantees that when fixed-interest rates for new purchases take effect, the rates will be within a range based on the average interest rates then published in the BANK RATE MONITOR Top 25 Market AverageTM (the BRM Average). In the case of fixed interest, IDSC guarantees that your rate for your initial term will be 40 basis points (.40%) below to 60 basis points (.60%) above the average interest rate published for 12-month certificates of deposit in the BANK RATE MONITOR Top 25 Market AverageTM (the BRM Average), North Palm Beach, FL 33408. If the BRM Average is no longer publicly available or feasible to use, IDSC may use another, similar index as a guide for setting rates.

The BANK RATE MONITOR is a weekly magazine published in North Palm Beach, FL 33408, by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. Advertising News Service has no connection with IDSC, American Express Financial Corporation (AEFC) or any of their affiliates.

The BRM Average is an index of rates and annual effective yields offered on various length certificates of deposit by large banks and thrifts in 25 metropolitan areas. The frequency of compounding varies among the banks and thrifts. Certificates of deposit in the BRM Average are government insured fixed-rate time deposits.

The BANK RATE MONITOR may be available in your local library. To obtain information or current BRM Average rates, call the Client Service Organization at the telephone numbers listed on the back cover.

Rates for new purchases are reviewed and may change weekly. Normally, the initial fixed-interest rate you receive will be the higher of:

     the fixed-interest rate in effect on the date of your application; or

     the fixed-interest rate in effect on the date your application is accepted by IDSC.

However, if your application bears a date more than seven days before its receipt by IDSC, the initial fixed-interest rate you receive will be the higher of:

     the fixed-interest rate in effect on the date your application is accepted by IDSC; or

     the fixed-interest rate in effect seven days before receipt.

Maximum annual return: This is the cap, or upper limit, of your return on the amount invested in each participation term, regardless of whether you choose full or partial participation. Your total return, including both participation interest and minimum interest for a term for which you have chosen partial participation will be limited to this maximum return percentage.

Determining the S&P 500 Index value: The stock market generally closes at 3 p.m. Central time and the S&P 500 Index value generally is available at approximately 4:30 p.m. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor's (S&P) makes minor adjustments to the closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day.

In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday's closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.

Earning interest: Participation interest is calculated, credited and compounded at the end of your participation term. Minimum interest accrues daily and is credited and compounded at the end of your participation term. Fixed interest accrues daily and is credited and compounded monthly, except that, if amounts move from fixed interest to a participation term and the resulting balance in the fixed-interest subaccount is zero, then fixed interest credited on the principal moved will be compounded on the day the participation term begins. Both minimum and fixed interest are calculated on a 30-day month and 360-day year basis.

Moving between fixed and participation interest: You can move all or part of your investment from the fixed-interest subaccount to a participation term. The move from the fixed-interest subaccount to a participation term happens according to your standing instructions unless you notify us separately. If you make the change from fixed interest to participation interest either through a scheduled or an unscheduled move, your participation term will begin on the Wednesday following the move instructions. For further explanation of how we apply your instructions, see "Fixed interest" above.

You may not move from participation interest to fixed interest during a participation term without incurring a surrender charge. At the end of a participation term, you can elect to leave the money in the fixed-interest subaccount.

Rates for future periods: After your certificate purchase date, the maximum return, and the market participation percentage and minimum interest rate for participation terms, may be greater or less than those shown on the front of or elsewhere in this prospectus or its wrapper. Fixed interest may be greater or lesser than that shown. Rates are reviewed weekly, and we have complete discretion as to what interest rate will be declared.

If you plan to continue with a new participation term, to find out what your certificate's new maximum return, market participation percentage and minimum interest rate, if applicable, will be for your next term, please consult your American Express financial advisor, or the Client Service Organization at the telephone numbers listed on the back cover.

Your fixed interest rates are declared quarterly. You will be given notice of the changes in interest rates in your periodic statements or you may call the Client Service Organization at the numbers listed on the back cover to find out your current rate.

IDS Market Strategy Certificate - Example

The following example shows how the Market Strategy Certificate works assuming an initial investment of $12,000 and moving $1,000 per month into a participation term. The example is based on assumptions that the fixed interest subaccount pays an interest rate of 5.00% while the yield earned for each participation term is the maximum of 10.00%.

Full Participation in the Stock Market

Initial Investment                 $12,000.00

Maximum Return                         10.00%

Minimum Return                          0.00%

Fixed Interest Rate                     5.00%

                                             1st Term               Renewal
Beginning       Fixed                        Staggered              Staggered             Market
of              Interest                     Investment             Investment            Participation         Total
Month           Balance                      Amount                 Amount                Balance               Balance

1               $11,000.00                   $1,000.00                                    $1,000.00             $12,000.00
2               10,045.83                    1,000.00                                      2,000.00              12,045.83
3               9,087.69                     1,000.00                                     3,000.00              12,087.69
4               8,125.56                     1,000.00                                     4,000.00              12,125.56
5               7,159.41                     1,000.00                                     5,000.00              12,159.41
6               6,189.24                     1,000.00                                     6,000.00              12,189.24
7               5,215.03                     1,000.00                                     7,000.00              12,215.03
8               4,236.76                     1,000.00                                     8,000.00              12,236.76
9               3,254.41                     1,000.00                                     9,000.00              12,254.41
10              2,267.97                     1,000.00                                     10,000.00             12,267.97
11              1,277.42                     1,000.00                                     11,000.00             12,277.42
12              282.75                       1,000.00                                     12,000.00             12,282.75

13              283.93                                                                    12,100.00             12,383.93
14              285.11                                              1,100.00              12,200.00             12,485.11
15              286.30                                              1,100.00              12,300.00             12,586.30
16              287.49                                              1,100.00              12,400.00             12,687.49
17              288.69                                              1,100.00              12,500.00             12,788.69
18              289.89                                              1,100.00              12,600.00             12,889.89
19              291.10                                              1,100.00              12,700.00             12,991.10
20              292.31                                              1,100.00              12,800.00             13,092.31
21              293.53                                              1,100.00              12,900.00             13,193.53
22              294.75                                              1,100.00              13,000.00             13,294.75
23              295.98                                              1,100.00              13,100.00             13,395.98
24              297.21                                              1,100.00              13,200.00             13,497.21

Promotions and pricing flexibility

From time to time, IDSC may sponsor or participate in promotions involving one or more of the certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use other products or services offered by American Express Company or its affiliates. These promotions will generally be for a specified period of time.

We also may offer different rates based on your amount invested, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.

Historical Data on the S&P 500 Index

The following chart illustrates the month-end closing values of the index from Dec. 31, 1984 through Feb. 28, 1998. The values of the S&P 500 Index are reprinted with the permission of S&P.

                  S&P 500 Index values -- December 1984 to February 1998

800             Chart shows closing values of the S&P from above ___ in Dec.
                1984 to near ___ in Feb. 1998.
700

600

500

400

300

200

100

`84  `85   `86   `87   `88   `89   `90   `91   `92   `93   `94   `95   `96   `97

                           S&P 500 Index Average Annual Return

Beginning date                  Period held                    Average annual
Dec. 31,                        in Years                       return

------------------------------- ------------------------------ -----------------

1987                            10                             ______%
------------------------------- ------------------------------ -----------------

1992                            5                              ______%
------------------------------- ------------------------------ -----------------

1996                            1                              ______%
------------------------------- ------------------------------ -----------------

The next chart illustrates, on a moving 12-month basis, the price return of the S&P 500 Index measured for every 12-month period beginning with the period ended Dec. 31, 1985. The price return is the percentage return for each period using month-end closing prices of the S&P 500 Index. Dividends and other distributions on the securities comprising the S&P 500 Index are not included in calculating the price return.

                      S&P 500 Index - December 1985 to February 1998

40% Chart shows 12-month Moving Price Return of the S&P from a high of 40% to a low of -20%
30%

                  Label of "Y" axis reads: 12-month return
20%

10%

0%

-10%

-20%

`85   `86   `87   `88   `89   `90   `92   `91  `93    `94    `95    `96    `97

Using the same data on price returns described above, the next graph expands on the information in the preceding chart by illustrating the distribution of all the 12-month price returns of the S&P 500 Index beginning with the 12-month period ending Dec. 31, 1985. The graph also shows the number of times these price returns fell within certain ranges.

                      S&P 500 Index - December 1985 to February 1998

25 Chart shows the distribution of all of the 12-month price returns of the S&P 500 from 1/1/84 through 2/28/97 with a high of just over
            20 and a low between 0 and 5.
20

15               Label of "Y" axis reads: Observations

10

5

    -15      -10     -5      05      10      15      20      25     29.9    >=30

The last chart illustrates, on a moving weekly basis, the actual 12-month return of the IDS Stock Market Certificate at full and partial participation compared to the price return of the NYSE Composite Index(R) through October 1992 and the S&P 500 Index after October 1992. For non-guaranteed funds received before Nov. 3, 1992, and guaranteed funds received before Nov. 4, 1992, IDS Stock Market Certificate participation interest was based on the NYSE Composite Index(R) rather than the S&P 500 Index. Like IDS Stock Market Certificate, IDS Market Strategy Certificate permits you to receive all or part of your interest based on stock market performance, as measured by the S&P 500 Index, with IDSC's guarantee of return of principal. In fact, the full and partial participation terms of IDS Stock Market Certificate and IDS Market Strategy Certificate are identical, assuming that the amount invested at the beginning of the term is the same in both certificates and the certificate owner arranges to start a new term on the Wednesday immediately after the Tuesday on which the prior term ends. For IDS Market Strategy Certificate, such arrangements would require an instruction before each term end because the certificate otherwise provides for a 14-day grace period during which you can review your investment choices. IDS Market Strategy Certificate increases your choices by allowing you to have up to 12 participation terms plus a fixed-interest alternative simultaneously within the same certificate. The certificates also pay interest differently on amounts that are invested at only a fixed rate.


                        Actual 12-month return 1/22/92 to _/__/97

35%                 Chart shows actual returns of the certificate at full and
                    25% participation with the full participation generally
                    tracking the market indexes over the.
30%                 period and 25% level of participation tracking at the 25%
                    level of return.
25%

20%

15%

10%

5%

0%

      1/91 5/91 9/91 1/92 5/92 9/92 1/93 5/93 8/93 1/94 5/94 9/94 1/95 5/95 9/95 1/96 5/96 9/96 1/97

Your participation earnings are tied to the movement of the Index. They will be based on any increase in the Index as measured on the beginning and ending date of each 12-month term. Of course, if the Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.

The NYSE Composite Index(R) is a registered service mark of the New York Stock Exchange, Inc. (NYSE) and is a composite covering price movements of all common stocks listed on the NYSE. Because the IDS Stock Market Certificate was first available on Jan. 24, 1990, the performance reflects the returns on the one-year anniversary date, falling on a Wednesday, of each of the weeks shown.

The recent historical experience of an index should not be taken as an indication of future performance of the stock market or the certificate. No assurance can be given that an index will not decline or that certificate owners will receive interest on their accounts beyond any minimum interest or fixed interest selected.

Calculation of return

The increase or decrease in the S&P 500 Index, as well as the actual return paid to you for a participation term, is calculated as follows:

Rate of return on S&P 500 Index

Term ending value of S&P 500 Index                 minus
Term  beginning  value of S&P 500 Index            divided by
Term  beginning  value of S&P 500 Index            equals
Rate of return on S&P 500 Index

The actual return paid to you will depend on your interest participation selection.

For example, assume:

Term ending value of S&P 500 Index                               458
Term beginning value of S&P 500 Index                            422
Maximum return                                                   10%
Minimum return                                                 2.50%
Partial participation rate                                       25%

                458      Term ending value of S&P 500 Index
minus           422      Term beginning value of S&P 500 Index
equals           36      Difference between beginning and ending values

                 36      Difference between beginning and ending values
divided by      422      Term beginning value of S&P 500 Index
equals         8.53%     Percent increase - full participation return
               8.53%     Percent increase or decrease
times         25.00%     Partial participation rate
equals         2.13%
plus           2.50%     2.50% minimum interest rate
equals         4.63%     Partial participation return

In both cases in the example, the return would be less than the 10% maximum.

Maximum Return and Partial Participation Minimum Rate History - The following table illustrates the maximum annual returns and partial participation minimum rates that have been in effect since the IDS Stock Market Certificate was introduced. IDS Market Strategy Certificate was introduced on April 29, 1998.

                                                           Partial participation
Start of Term                   Maximum annual return          minimum rate

------------------------------- ------------------------------ -----------------

Jan. 24, 1990                                18.00%                     5.00%
------------------------------- ------------------------------ -----------------

Feb. 5, 1992                                 18.00                      4.00
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

May 13, 1992                                 15.00                      4.00
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Sept. 9, 1992                                12.00                      3.00
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Nov. 11, 1992                                10.00                      2.50
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Nov. 2, 1994                                 10.00                      2.75
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

April 26, 1995                               12.00                      3.50
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Jan. 17, 1996                                10.00                      3.25
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Feb. 26, 1997                                10.00                      3.00
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

May 7, 1997                                  10.00                      2.75
------------------------------- ------------------------------ -----------------
------------------------------- ------------------------------ -----------------

Oct. 8, 1997                                 10.00                      2.50
------------------------------- ------------------------------ -----------------

Examples:

To help you understand the way a participation term of this certificate works, here are some hypothetical examples. The following are three different examples of market scenarios and how they affect the certificate's return. Assume for all examples that you purchased the certificate with a $10,000 original investment. Also assume that the partial participation rate is 25%, the minimum interest rate for partial participation is 2.50%, and the maximum total return for full and partial participation is 10%.

1.  If the Market and the S&P 500 Index value rise

Week 1/Wed                                                               Week 52/Tues
     S&P 500                                                                  S&P 500
     Index 425                8% increase in the S&P 500 Index                Index 459
--------------------------------------------------------------------------------------------------------------
Full participation interest                        Partial participation interest and minimum interest
 $10,000    Original investment                    $10,000    Original investment

+    800    (8% x $10,000)                         +    250   2.5% (Minimum interest rate) x $10,000
            Participation interest                 +    200   25% x 8% x $10,000 Participation interest
 $10,800    Ending balance                          $10,450   Ending balance
            (8% Total return)                                 (4.50% Total return)

2. If the Market and the S&P 500 Index value fall

Week 1/Wed                                                               Week 52/Tues
     S&P 500                                                                  S&P 500
     Index 425                4% decrease in the S&P 500 Index                Index 408
--------------------------------------------------------------------------------------------------------------
Full participation interest                        Partial participation interest and minimum interest
 $10,000    Original investment                    $10,000    Original investment

+      0    Participation interest                 +    250   2.5% (Minimum interest rate) x $10,000
 $10,000    Ending balance                         +      0   Participation interest
            (0% Total return)                       $10,250   Ending balance
                                                              (2.50% Total return)

3. If the Market and the S&P 500 Index value rise above the minimum return

Week 1/Wed                                                               Week 52/Tues
     S&P 500                                                                  S&P 500
     Index 425                16% increase in the S&P 500 Index               Index 493
--------------------------------------------------------------------------------------------------------------
Full participation interest                        Partial participation interest and minimum interest
 $10,000    Original investment                    $10,000    Original investment

+  1,000    (10% x $10,000)                        +    250   2.5% (Minimum interest rate) x $10,000
            Maximum interest                       +    400   25% x 16% x $10,000 Participation interest
 $11,000    Ending balance                          $10,650   Ending balance
            (10% Total return)                                (6.50% Total return)

About the S&P 500 Index

The description in this prospectus of the S&P 500 Index including its make-up, method of calculation and changes in its components are derived from publicly available information regarding the S&P 500 Index. IDSC does not assume any responsibility for the accuracy or completeness of such information.

The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. Standard & Poor's (S&P) chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for IDS Market Strategy Certificate excludes dividends on the 500 stocks.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies Inc. and have been licensed for use by IDSC. The certificate is not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the certificate or any member of the public regarding the advisability of investing in securities generally or in the certificate particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to IDSC is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to IDSC or the certificate. S&P has no obligation to take the needs of IDSC or the owners of the certificate into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the certificate to be issued or in the determination or calculation of the equation by which the certificate is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the certificate.

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by IDSC, owners of the certificate, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, we would use a comparable stock market index for determining participation interest. If this were to occur, you would be sent a notice indicating the comparable index that will be used and be given the option to surrender your certificate, if desired, and receive your principal, without being assessed a surrender charge.

Opportunities at the end of a participation term

Grace period: When a participation term ends, we will notify you of the start of a 14 day grace period before a new term automatically begins. During this 14-day grace period you can:

     change your participation selection;

     add money to your certificate;

     change your participation term to remain in fixed interest;

     withdraw part or all of your money in your fixed term or the money in the participation term that just ended without a withdrawal penalty or loss of interest; or

     receive your participation interest in cash.

Fixed interest only: Money can be withdrawn from the fixed interest subaccount at any time without a surrender penalty. The fixed interest on these amounts continues for the life of the certificate. You can add money to your fixed-interest investment at any time. The money added will earn the same rate as the rest of the money in the fixed term.

New term: If you do not make changes when a participation term ends, your certificate will continue with your current selections when the new participation term begins 14 days later as long as the minimum invested for the participation term is $1,000. You will earn fixed interest during this 14-day grace period. You can arrange to make periodic additional investments at each participation term renewal. You can tell us to change your participation selection, add money to your renewing participation term, change your interest selection to remain in fixed interest or withdraw part of your money. To learn indexing information and the amount of interest (if any) at the end of a participation term, you can contact your American Express financial advisor or call the Client Service Organization at the telephone numbers on the back of this prospectus.

 How to invest and withdraw funds

Buying your certificate

Your American Express financial advisor can help you fill out and submit an application to open an account with us and purchase a certificate. We will process the application at our corporate offices in Minneapolis. When your application is accepted and we have received your initial investment and instructions, we will send you a confirmation showing the acceptance date, the initial interest rate for amounts invested at fixed interest, the date your participation term begins and the participation interest selection you have made, detailing your market participation percentage, instructions for participation terms and, if applicable, the minimum interest rate for your first term. After the beginning of each participation term that includes an additional investment sent to us by you, we will send you notice of the value of the S&P 500 Index on the day the term began. For a description of how we determine the fixed interest rate that initially applies to a new investment, see the paragraph on "Fixed interest" of "Interest" under "About your Certificate". For additional considerations, see "Purchase policies" below. The participation rates and maximum interest in effect at the time of movement from fixed-interest to a participation term will apply to those participation terms.

Important: When opening an account, you must provide IDSC with your correct Taxpayer Identification Number (Social Security or Employer Identification Number). See "Taxes on your earnings."

Purchase policies:

     Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day.

     If you purchase a certificate with a personal check or other non-guaranteed funds, AEFC will wait one day for the process of converting your check to federal funds (e.g., monies of member banks within the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest.

     IDSC has complete discretion to determine whether to accept an application and sell a certificate.

A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See "Retirement plans: special policies."

Two ways to make investments

1
By mail

Send your check along with your name and account number to:

Regular mail:                                Express mail:
American Express                             American Express
Financial Advisors Inc.                      Financial Advisors Inc.
Client Service Organization                  Client Service Organization
IDS Tower 10                                 733 Marquette Ave.
Minneapolis, MN  55440-0010                  Minneapolis, MN  55440-0010

2
By wire

For investment into an established account, you may wire money to:

Norwest Bank Minneapolis
Routing No. 091000019
Minneapolis, MN
Attn: Domestic Wire Dept.

Give these instructions: Credit Account #00-30-015 for personal account # (your account number) for (your name).

If this information is not included, the order may be rejected and all money received, less any costs IDSC incurs, will be returned promptly.

     Minimum amount you may wire: $1,000.

     Wire orders can be accepted only on days when your bank, AEFC, IDSC and Norwest Bank Minneapolis are open for business.

     Wire purchases are completed when wired payment is received and we accept the purchase.

     Bank wire purchases are not sent until the next business day.

     Wire   investments  must  be  received  and  accepted  in  the  Minneapolis headquarters on a business day before 3 p.m. Central time to be credited that day. Otherwise your purchase will be processed the next business day.

     IDSC, AEFC and its other subsidiaries are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.

     You must pay any fee the bank charges for wiring.

Full and partial withdrawals

You may make withdrawals at any time. However:

Source of withdrawals: If you request a withdrawal, the dollars will be removed from credited fixed-interest first, then from principal in your fixed-interest subaccount, then from any renewing participation terms in the grace period, and then from principal in participation terms beginning with the most recent term start date and continuing with such subsequent terms in order of term start dates.

     If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day. Otherwise, your request will be processed one business day later.

     Full and partial withdrawals may result in loss of interest, depending upon the timing of your withdrawal.

     You may not make a partial withdrawal if it would reduce your certificate balance to less than $1,000 or if it would reduce the amount in a participation term to less than $1,000. If you request such a withdrawal, we will contact you for revised instructions.

Penalties for withdrawal from your participation terms: If you withdraw money from a participation term, you will pay a penalty of 2% of the principal withdrawn. The 2% penalty is waived upon death of the certificate owner. We will also waive withdrawal penalties on withdrawals for IRA certificate accounts for your required distributions. See "Retirement plans: special policies" below.

Loss of interest: If you make a withdrawal from a participation term at any time other than at the end of the term, you will lose interest, if any, accrued on the withdrawal amount since participation interest is credited only at the end of a term.

Withdrawals from the fixed-interest subaccount before the end of the certificate month (the monthly anniversary of the issue date of your certificate) will result in loss of interest on the amount withdrawn. You will get the best result by timing a withdrawal at the end of the certificate month.

Following are examples describing a $2,000 withdrawal during a participation term and from a fixed-interest investment:

Participation term:

Balance in participation term                                       $ 10,000.00
Interest (interest is credited at the end of the term)                     0.00
Withdrawal of principal                                               (2,000.00)
2% withdrawal penalty                                                    (40.00)
Balance after withdrawal                                            $  7,960.00

You will forfeit any accrued interest on the withdrawal amount.

Fixed interest subaccount:

Balance earning fixed interest                                        10,000.00
Interest credited to date                                                100.00
Withdrawal of credited interest                                         (100.00)
Withdrawal of principal                                               (1,900.00)
Balance after withdrawal                                            $  8,100.00

Retirement plans: In addition, you may be subject to IRS penalties for early withdrawals if your certificate is in an IRA, 401(k) or other qualified retirement plan account.

Other full and partial withdrawal policies:

     If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before IDSC mails a check to you. A check may be mailed earlier if the bank provides evidence that your check has cleared.

     If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

     Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

Transfers to other accounts

You may transfer part or all of your certificate to any other IDS certificate or into another new or existing American Express Financial Advisors Inc. account that has the same ownership (subject to any terms and conditions that may apply).

Two ways to request a withdrawal or transfer

1
By phone

Call the Client Service Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

     Maximum phone request:  $50,000.

          Transfers into an American Express Financial Advisors Inc. account with the same ownership.

     A telephone withdrawal request will not be allowed within 30 days of a phoned-in address change.

     We will honor any telephone request believed to be authentic and will use reasonable procedures to confirm that it is. This includes asking identifying questions and tape recording telephone calls. If reasonable procedures are followed, IDSC or AEFC will not be liable for any loss resulting from fraudulent requests.

You may request that telephone withdrawals not be authorized from your account by writing the Client Service Organization.

2
By mail

Send your name, account number and request for a withdrawal or transfer to:

Regular mail:
American Express Financial Advisors Inc.
Client Service Organization
IDS Tower 10
Minneapolis, MN  55440-0010

Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Ave.
Minneapolis, MN  55440-0010

Written requests are required for:

     Transactions over $50,000

     Pension plans and custodial accounts where the minor has reached the age at which custodianship should terminate.

     Transfers to another American Express Financial Advisors Inc. account with different ownership. (All current registered owners must sign the request.)

Three ways to receive payment when you withdraw funds

1
By regular or express mail

     Mailed to address on record; please allow seven days for mailing.

     Payable to name(s) you requested.

     You will be charged a fee if you request express mail delivery. We will deduct the fee from your remaining certificate balance, provided that balance would not be less than $1,000. If the balance would be less than $1,000, the fee is deducted from the proceeds of the withdrawal.

2
By wire

     Minimum wire withdrawal:  $1,000.

     Request that money be wired to your bank.

     Bank account must be in same ownership as IDSC account.

          Pre-authorization   required.   Complete   the   bank   wire
          authorization section in the application or use a form supplied by your American Express financial advisor. All registered owners must sign.

     A service fee, if any, may be deducted from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

3
By electronic transfer

     Available only for pre-authorized scheduled partial withdrawals and other full or partial withdrawals.

     No charge.

     Deposited electronically in your bank account.

     Allow two to five business days from request to deposit.

Retirement plans: special policies

     If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of this certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's individual account under the plan is administered. These terms may differ from the terms of the certificate.

     If your certificate is held in a Custodial Retirement Plan (or Keogh plan), special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate will automatically transfer to a new or existing cash management account according to rules outlined in the Custodial Retirement Plan document.

     The annual custodial fee for IRA or non-401(k) qualified retirement plans may be deducted from your certificate account. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.

     Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

     We will waive withdrawal penalties on withdrawals for IRA certificate accounts for your required distributions.

     If you withdraw all funds from your last account in an IRA at American Express Trust Company, a termination fee will apply as set out in Your Guide to IRAs, the IRS disclosure information received when you opened your account.

     The IRA termination fee will be waived if a withdrawal occurs after you have reached age 70 1/2 or upon the owner's death.

Transfer of ownership

While this certificate is not negotiable, IDSC will transfer ownership upon written notification to our Client Service Organization. However, if you have purchased your certificate for an IRA, 401(k) plan or other qualified retirement plan, you may be unable to transfer or assign the certificate without losing the account's favorable tax status.

Please consult your tax advisor.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your American Express financial advisor or call the Client Service Organization at the telephone numbers listed on the back cover.

Taxes on your earnings

Participation and minimum interest on your certificate is taxable when credited to your account. Fixed interest is fully taxable as earned. Each calendar year we provide the certificate account owner and the IRS with reports of all earnings over $10 (Form 1099). Withdrawals are reported to the certificate owner and the IRS on Form 1099-B, Proceeds from Broker Transactions.

Revised proposed regulations: The IRS has issued revised proposed regulations governing the tax treatment of debt instruments which provide for variable rates of interest, including interest based on the price of property that is actively traded or on an index of the prices of such property. Under these revised proposed regulations, the IDS Market Strategy Certificate is likely to constitute a debt instrument that would be treated as a variable rate debt instrument (VRDI) rather than a contingent debt instrument (CDI). If the Market Strategy Certificate constitutes a VRDI, then the income earned on the certificate will be treated as original issue discount and reported when credited to the owner's account. If the certificate is not treated as a VRDI, but rather is treated as a CDI, then the owner may have taxable income to report, even though the account owner has not received any cash distributions. Furthermore, the timing and character of the income may be different from that of a VRDI. IDSC cannot guarantee whether the revised proposed regulations will be adopted as final in this present form or will again be modified. As always, you should consult your tax advisor for information regarding the tax implications of your certificate.

Retirement accounts

If you are using the certificate as an investment for an IRA, 401(k) plan account or other qualified retirement plan account, income tax rules for your IRA or qualified plan apply. Generally, you will pay no income taxes on your investment's earnings -- and, in many cases, on part or all of the investment itself -- until you begin to make withdrawals.

IDSC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. IDSC is required to withhold federal income taxes of 20% on most other qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA.

Withdrawals from retirement accounts are generally subject to a penalty tax of 10% by the IRS if you make them before age 59 1/2, unless you are disabled or if they are made by your beneficiary in the event of your death. Other exceptions may also apply.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

Gifts to minors

The certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,200 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.

Your Taxpayer Identification Number (TIN) and backup withholding: As with any financial account you open, you must list your current and correct Taxpayer
Identification Number (TIN) -- either your Social Security or Employer Identification Number. The TIN must be certified under penalties of perjury on your application when you open an account.

If you don't provide the TIN, or the TIN you report is incorrect, you could be subject to backup withholding of 31% of your interest earnings. You could also be subject to further penalties, such as:

     a $50 penalty for each failure to supply your correct TIN;

     a civil penalty of $500 if you make a false statement that results in no backup withholding; and

     criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

To help you determine the correct TIN to use on various types of accounts, please use this chart:

How to determine the correct TIN

For this type of account:                      Use the Social Security or Employer
                                               Identification Number of:

---------------------------------------------- ----------------------------------------------

Individual or joint account                    The individual or individuals listed on the
                                               account

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

Custodian account of a minor                   The minor
(Uniform Gifts/Transfers to Minors Act)

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

A living trust                                 The  grantor-trustee
                                               (the  person  who puts the  money
                                               into the trust)

---------------------------------------------- ----------------------------------------------

---------------------------------------------- ----------------------------------------------

An irrevocable trust, pension trust or estate  The legal entity
                                               (not the personal representative or trustee,
                                               unless no legal entity is designated in the
                                               account title)

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

Sole proprietorship                            The owner

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

Partnership                                    The partnership

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

Corporate                                      The corporation

---------------------------------------------- ----------------------------------------------
---------------------------------------------- ----------------------------------------------

Association, club or tax-exempt                The organization
organization

---------------------------------------------- ----------------------------------------------

For details on TIN requirements, ask your financial advisor or local American Express Financial Advisors Inc. office for federal Form W-9, "Request for Taxpayer Identification Number and Certification."

Foreign investors

If you are not a citizen or resident of the United States, you must supply IDSC with Form W-8, Certificate of Foreign Status when you purchase your certificate, and you must resupply it every three years. You must also supply both a current mailing address and an address of foreign residency, if different. IDSC will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). Also, if you do not supply Form W-8 you will be subject to backup withholding on interest payments and withdrawals.

It is most likely that interest on the certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. However, if the certificate is treated as a CDI, part of the earned income may be treated as capital gain instead of portfolio interest. Even though your interest income or capital gain is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances, IDSC generally will not act on instructions with regard to the certificate unless IDSC first receives, at a minimum, a statement from persons IDSC believes are knowledgeable about your estate. The statement must be in a form satisfactory to IDSC and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to IDSC that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is given on the basis of current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor regarding their own position.

Trusts

If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien.

How your money is used and protected

Invested and guaranteed by IDSC

The IDS Market Strategy Certificate is issued and guaranteed by IDSC, a wholly owned subsidiary of AEFC. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $4.0 billion and a net worth in excess of $239 million on Dec. 31, 1997.

We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

     interest to certificate owners; and

     various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc. and American Express Service Corporation (AESC).

For a review of significant events relating to our business, see "Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit (CDs) that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the IDS Market Strategy Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate -- not a bank product, an equity investment, a form of life insurance or an investment trust.) The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 1997, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $176 million.

Backed by our investments

Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 1997:

Type of investment                                          Net amount invested

Government agency bonds                                             34%
Corporate and other bonds                                           43
Preferred stocks                                                    17
Mortgages                                                            5
Municipal bonds                                                      1

As of Dec. 31, 1997 about 91% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1997 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.

Investment policies

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of IDSC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities-

Most of our investments are in debt securities as referenced in the table in "Backed by our investments" under "How your money is used and protected."

The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, IDSC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in IDSC's portfolio will be rated investment grade, or in the opinion of IDSC's investment advisor will be the equivalent of investment grade. Under normal circumstances, IDSC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by IDSC and will be sold only when IDSC believes it is advantageous to do so.

As of Dec. 31, 1997, IDSC held about 9% of its investment portfolio (including bonds, preferred stocks, mortgages and cash equivalents) in investments rated below investment grade.

Purchasing securities on margin -

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities -

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting -

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money -

From time to time we have established a line of credit if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.

Real estate -

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans.

Lending securities -

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration.

When-issued securities-

Some of our investments in debt securities are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect IDSC's investment portfolio the same as owned securities.

Financial transactions including hedges-

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. IDSC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with IDSC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. We do not use derivatives for speculative purposes.

Illiquid securities -

A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions -

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How your money is managed

Relationship between IDSC and American Express Financial Corporation

IDSC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984.

Before IDSC was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. IDSC and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 1997, AEFC managed investments, including its own, of more than $173 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 8,500 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

     travel related services (including American Express(R) Card and Travelers Cheque operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

     international banking services (through American Express Bank Ltd. and its subsidiaries including American Express Bank International).

Capital structure and certificates issued

IDSC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of the fiscal year ended Dec. 31, 1997, IDSC had issued (in face amount) $165,818,152 of installment certificates and $1,470,915,530 of single payment certificates. As of Dec. 31, 1997, IDSC had issued (in face amount) $13,493,767,867 of installment certificates and $17,259,360,607 of single payment certificates since its inception in 1941.

Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

     providing investment research;

     making specific investment recommendations; and

     executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or IDSC as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets). Effective Jan. 1, 1998, the fee on any amount over $1 billion will be 0.11%.

Advisory and services fee computation:

Included assets                                Percentage of total book value

First $250 million                                                0.75%
Next 250 million                                                  0.65
Next 250 million                                                  0.55
Next 250 million                                                  0.50
Any amount over 1 billion                                         0.45

Included assets are all assets of IDSC except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee.

Advisory and services fee for the past three years:

                                                               Percentage of
Year                            Total fees                     included assets
1997                            $17,232,602                    0.50%
1996                            $16,989,093                    0.50
1995                            $16,472,458                    0.51

Estimated advisory and services fees for 1998 are $9,361,000.

Other expenses payable by IDSC: The Investment Advisory and Services Agreement provides that we will pay:

     costs incurred by us in connection with real estate and mortgages;

     taxes;

     depository and custodian fees;

     brokerage commissions;

     fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

     fees and expenses of our directors who are not officers or employees of AEFC;

     provision for certificate reserves (interest accrued on certificate owner accounts); and

     expenses of customer settlements not attributable to sales function.

Distribution

Under a Distribution Agreement with American Express Financial Advisors Inc., we pay for the distribution of this certificate by American Express Financial Advisors Inc. as described below.

For certificates sold through American Express Financial Advisors Inc. we pay distribution fees as follows:

     0.70% of the initial investment on the first day of the certificate's term; and

     0.70% of the certificate's reserve at the beginning of each subsequent term.

Under a Distribution Agreement with AESC, for certificates sold through American Express Financial Direct (AEFD), we pay AESC the following:

     1.00% of the initial investment on the first day of the certificate's term; and

     1.00% of the certificate's reserve at the beginning of each subsequent term.

This fee is not assessed to your certificate account.

AEFD is a channel for direct marketing of financial services to American Express card members and others.

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $30,072,811 during the year ended Dec. 31, 1997. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $27,916,000 during 1998.

See Note 1 to Financial statements regarding deferral of distribution fee expense.

American Express Financial Advisors Inc. pays commissions to its financial advisors. American Express Financial Advisors Inc. and AESC pay other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc., AESC or IDSC, approved these distribution agreements.

About AESC

AESC is a wholly-owned subsidiary of American Express Travel Related Services Inc., which in turn is a wholly-owned subsidiary of American Express Company.

Transfer Agent

Under a Transfer Agency Agreement American Express Client Service Corporation (AECSC), a wholly-owned subsidiary of AEFC, maintains certificate owner accounts and records. IDSC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

Employment of other American Express affiliates

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

          we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

          the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

     the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

IDSC's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.

We paid a total of $______ during 1997 to directors not employed by AEFC.

Board of directors

David R. Hubers*
Born in 1943. Director since 1987.
President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929. Director since 1989.
Director,   Communications  Holdings,  Inc.  Former  vice  president  and  group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940. Director since 1996.
Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products of AEFC from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.

Edward Landes
Born in 1919. Director since 1984.
Development consultant. Director of IDS Life Insurance Company of New York. Director of Endowment Development, YMCA of Metropolitan Minneapolis. Vice president for Financial Development, YMCA of Metropolitan Minneapolis from 1985 through 1995. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck, Ph.D.
Born in 1926. Director since 1987.
Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1968. Retired 1988.

James A. Mitchell*
Born in 1941. Director since 1994.
Chairman of the board of directors from 1994 to 1996. Executive vice president Marketing and Products of AEFC since 1994. Senior vice president - Insurance Operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916. Director since 1968.
Engineering, manufacturing and management consultant since 1978.

Gordon H. Ritz
Born in 1926. Director since 1968.
Director, Mid-America Publishing and Atrix International, Inc. Former president, Com Rad Broadcasting Corp. Former director, Sunstar Foods.

Stuart A. Sedlacek*
Born in 1957. Director since 1994.
President since 1994. Vice president - Assured Assets of AEFC since 1994. Vice president and portfolio manager from 1988 to 1993. Executive vice president - Assured Assets of IDS Life Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957. President since 1994.

Jeffrey S. Horton
Born in 1961. Vice president and treasurer since December 1997. Vice president and corporate treasurer of AEFC since December 1997. Controller, American Express Technologies - Financial Services of AEFC from July 1997 to December 1997. Controller, Risk Management Products of AEFC from May 1994 to July 1997. Director of finance and analysis, Corporate Treasury of AEFC from June 1990 to May 1994.

Timothy S. Meehan
Born in 1957. Secretary since 1995.
Secretary of AEFC and American Express Financial Advisors Inc. since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951. Vice president - Investments since 1994.
Vice president - Insurance Investments of AEFC since 1989. Vice president Investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957. Vice president and controller of IDSC since 1994. Manager of Investment Accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951. Vice president and general counsel since 1993. Senior counsel to AEFC since 1996. Counsel to AEFC from 1992 to 1996. Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937. Vice president - Real Estate Loan Management since 1993. Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

IDSC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Auditors

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.

Ernst & Young LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended Dec. 31, 1997. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and IDSC.

IDS Certificates

Other certificates issued by IDSC: Your American Express financial advisor can give you more information on five other certificates issued by IDSC. These certificates offer a wide range of investment terms and features.

IDS Cash Reserve Certificate - A single payment certificate that permits additional investments on which IDSC guarantees interest in advance for a three-month term.

IDS Flexible Savings Certificate - A single payment certificate that permits additional investments and on which IDSC guarantees interest in advance for a term of six, 12, 18, 24, 30 or 36 months.

IDS Installment Certificate - An installment payment certificate that declares interest in advance for a three-month period and offers bonuses in the third through sixth years for regular investments.

IDS Preferred Investors Certificate - A single payment certificate that combines a competitive fixed rate of return with IDSC's guarantee of principal for large investments of $250,000 to $5 million.

IDS Stock Market Certificate - A single payment certificate that pays interest linked to one-year stock market performance for a series of one-year terms starting every month or at other intervals the client selects.

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, IDSC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

(Back Cover)

Quick telephone reference

Client Service Organization
Withdrawals, transfers, inquiries

National/Minnesota:    800-437-3133
Mpls./St. Paul area:   612-671-3800

TTY Service
For the hearing impaired

800-846-4293

American Express Easy Access Line

Account value, cash transaction information, current rate information (automated response, Touchtone(R) phones only)

National/Minnesota:    800-862-7919
Mpls./St. Paul area:   800-862-7919

IDS Market Strategy Certificate
IDS Tower 10
Minneapolis, MN  55440-0010

Distributed by American Express Financial Advisors Inc.

                     PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13.       Other Expenses of Issuance and Distribution.

               The expenses in connection with the issuance and  distribution of
               the  securities   being   registered  are  to  be  borne  by  the
               registrant.

Item 14.       Indemnification of Directors and Officers.

               The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

               The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15.       Recent Sales of Unregistered Securities.

(a)     Securities Sold

1994    IDS Special Deposits                           18,013,424.38
1995    IDS Special Deposits                           56,855,953.53
1996    IDS Special Deposits*                          41,064,486.74
1997    American Express Special Deposits             182,788,631.00

*Renamed American Express Special Deposits in April, 1996.

(b)     Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of IDS Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)     Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $88,686.14 in 1994, and $172,633.41 in 1995, $301,946.44 in
1996 and $592,068.70 in 1997.

(d)     Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits

        1. (a) Copy of Distribution  Agreement dated November 18,
               1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement for the American Express International Investment Certificate (now called, the IDS Investors Certificate), is incorporated herein by reference.

(b) Copy of Distribution Agreement dated March 29, 1996 between Registrant and American Express Service Corporation filed electronically as
          Exhibit 1(b) to Post-Effective Amendment No. 17 to Registration Statement No. 2-95577 is incorporated herein by reference.

        2.     Not Applicable.

3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 2 to
          Registration   Statement  No.  2-95577,   is  incorporated  herein  by
          reference.

     (b) Certificate of Amendment, dated February 9, l984, filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

     (c)  By-Laws, dated December 31, 1977, filed electronically as
          Exhibit 3(c) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, are incorporated herein by reference.

        4.     Not Applicable.

        5.      To be filed by amendment

        6. through 9. -- None.

10. (a) Investment Advisory and Services Agreement between Registrant and IDS/American Express Inc., dated January 12, 1984, filed electronically as Exhibit 10(a) to Post- Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (b) Depository and Custodial Agreement, between IDS Certificate Company and IDS Trust Company dated September 30, 1985, filed electronically as Exhibit 10(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (c) Foreign Deposit Agreement dated November 21, 1990, between Registrant and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

               (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial
                       Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

               (e)     Marketing  Agreement  dated  October  10,  1991,  between
                       Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

               (f) Amendment to the Selling Agent Agreement dated December 12, 1994 between IDS Financial Services Inc. and American Express Bank International, filed electronically as
                       Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (g)     Selling Agent  Agreement dated December 12, 1994 between
                       IDS Financial Services   Inc.   and   Coutts &  Co. (USA)
                       International   filed electronically as Exhibit 1(e) to
                       Post-Effective  Amendment No. 13 to Registration
                       Statement  No.  2-95577,   is  incorporated  herein  by
                       reference.

               (h) Consulting Agreement dated December 12, 1994 between IDS Financial Services Inc. and Coutts & Co. (USA) filed electronically as Exhibit 1(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (i) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as
                       Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement 2-55252, is incorporated herein by reference.

        (j) Form of Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990, between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as
                Exhibit 10(j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

        11. through 23. -- None.

24. (a)   Officers'   Power  of   Attorney,   dated  May  17,  1994  filed
          electronically as Exhibit 25(a) to Post-Effective  Amendment No. 13 to
          Registration   Statement  No.  2-95577,   is  incorporated  herein  by
          reference.

    (b) Directors' Power of Attorney, dated February 29, 1996 filed electronically as Exhibit 25(b) to Post-Effective Amendment No. 17 to Registration Statement No. 2-95577 is incorporated herein by reference.

    (c) Officer's Power of Attorney, dated February 17, 1998 is filed electronically herewith.

        25. through 27.       None.

(b) The financial statement schedules for IDS Certificate Company will be filed with a subsequent Post-Effective Amendment 42 to Registration Statement No.

        2-55252 for Series D-1 Investment Certificate.

Item 17.       Undertakings.

               Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc., (formerly IDS Financial Services Inc.) as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to
               Indemnification of Officers and Directors as permitted by applicable law.

                                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 20th day of February, 1998.

                                          IDS CERTIFICATE COMPANY

                                          By /s/ Stuart A. Sedlacek*
                                                 Stuart A. Sedlacek, President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the following capacities on 20th day of February, 1998.

Signature                                    Capacity

/s/ Stuart A. Sedlacek* **                   President and Director
Stuart A. Sedlacek                           (Principal Executive Officer)

/s/ Jeffrey S. Horton***                     Vice President and Treasurer
Jeffrey S. Horton                            (Principal Financial Officer)

/s/ Jay C. Hatlestad*                        Vice President and Controller
Jay C. Hatlestad                             (Principal Accounting Officer)

/s/ David R. Hubers**                        Director
David R. Hubers

/s/ Charles W. Johnson**                     Director
Charles W. Johnson

/s/ Richard W. Kling**                       Chairman of the Board of Directors
Richard W. Kling                             and Director

/s/ Edward Landes**                          Director
Edward Landes

/s/ John V. Luck**                           Director
John V. Luck

/s/ James A. Mitchell**                      Director
James A. Mitchell

/s/ Harrison Randolph**                      Director
Harrison Randolph

/s/ Gordon H. Ritz**                         Director
Gordon H. Ritz

*Signed  pursuant  to  Officers'  Power of  Attorney  dated May 17,  1994  filed
electronically  as  Exhibit  25(a)  to   Post-Effective   Amendment  No.  13  to
Registration Statement No.

2-95577, incorporated herein by reference.



_________________________________
Bruce A. Kohn

**Signed  pursuant to Directors' Power of Attorney dated February 29, 1996 filed
electronically  as  Exhibit  25(b)  to   Post-Effective   Amendment  No.  17  to
Registration Statement No. 2-95577, incorporated herein by reference.



__________________________________
Bruce A. Kohn

***Signed pursuant to Officer's Power of Attorney dated February 17, 1998 filed electronically as Exhibit 25(c) herewith.




__________________________________
Bruce A. Kohn

CONTENTS OF THIS INITIAL REGISTRATION STATEMENT

Cover Page

Prospectus

Part II Information

Exhibit

Signatures